March 27, 2000

Securities and Exchange Commission
450 Fifth Street, NW

Washington, D.C. 20549

Gentlemen:

We have read and agree with the comments in Item 4 of Form 8-K of PhyMed, Inc. (commission file no. 0-10701) dated March 28, 2000 and are in agreement with the statements contained therein. We are not in a position to agree or disagree with the fifth paragraph.





 /s/ Grant Thornton LLP
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     Grant Thornton LLP